Exhibit 99.1

Superclick Announces First Quarter Financial Results

Company Reports Record Quarterly Revenue and Net Income

MONTREAL – (MARKET WIRE) – March 16, 2009 -- Superclick, Inc. (OTCBB:SPCK), a technology leader in IP infrastructure management solutions to the hospitality industry today announced record financial results for the first quarter ended January 31, 2009.

Key Financial Highlights:

•	125% year-over-year increase in net income,
•	29% year-over-year increase in revenue,
•	143% year-over-year increase in operating profit,
•	9th consecutive quarter of 40% or greater gross margin,
•	9th consecutive quarter of operating profit,
•	45% year-over-year increase in installation revenue, and
•	13% year-over-year increase in services revenues.

Financial Results for the First Quarter Ended January 31, 2009

Superclick reported record net revenues of $1,871,973 for the quarter ended January 31, 2009, an increase of 29.3% from the $1,447,855 reported for fiscal year 2007. The primary factors driving revenue growth for the business were a 45% increase in installation revenue to $1,062,459. Services revenue grew 13% to $809,514 from $716,238 for the same period last year.

Cost of goods sold increased 15%, or $120,674 to $921,795 for the quarter ended January 31, 2009. Gross profit increased 30.3% year-over-year to $950,178 representing 50.8% gross margins, an increase from 44.7% gross margin reported for the same period last year.

Selling, general and administrative expenses for the quarter ended January 31, 2009 increased by 3.4% on a year-over-year basis to $388,523. Research and development expenses decreased 6.9% on a year-over-year basis to $42,168. Total costs and expenses increased by less than 1% on a year-over-year basis to $442,219. Income from operations increased 143.3% on a year-over-year basis to $507,959 from $208,776 reported last year.

The Company is pleased to report net income of $401,456, or $0.01 per share, an increase of 125% year-over-year from net income of $178,348 reported in the same period last year. Net margins increased to 21.4% for quarter, compared with 12.3% reported last year.

As announced on January 22, Superclick paid off its convertible debenture with Chicago Venture Partners L.P. in full, making a lump sum payment of $720,000 in cash in exchange for a full and final release of its $800,000 obligation.

As of January 31, 2009, Superclick had cash on hand of $519,388 and accounts receivable of $1,501,569. Jean Perrotti, the company’s CFO, said, “In the midst of the current economic crisis which is impacting all companies in the hospitality industry, we have been increasingly focused on cash management. Our repayment of debt to Chicago Venture Partners in the last quarter was an important milestone for our business, and the elimination of related interest expense is significant in helping to strengthen our balance sheet.”

Sandro Natale, Superclick’s CEO and co-founder, said that, “We are extremely pleased with our results in the first quarter, amidst an extremely challenging economic environment. We remain focused on achieving operating efficiencies throughout our business, while striving to bring additional value to our customers. Now, more than ever, hotels need to be able to ensure that their guests are receiving world-class service and a better overall experience. This has always been a priority of our business, and part of the culture at Superclick.”

Annual Shareholder’s Meeting

Superclick will discuss first quarter and fiscal year 2008 results later this month at its Annual Shareholder’s Meeting which is being held on March 27 at the InterContinental Montreal, 363 St. Jaques Street West, Montreal, Quebec, the Saint Pierre Room, 11 a.m. local time. The company will file the presentation and comments on Form 8-K with the Securities and Exchange Commission on March 30, 2009. The meeting is open to all shareholders.

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites®, Crowne Plaza®, Fairmont Hotels and Resorts®, Four Seasons Hotels and Resorts®, Four Points by Sheraton®, InterContinental Hotels Group PLC®, Hilton®, Holiday Inn®, Holiday Inn Express®, Hampton Inn®, Mandarin Oriental Hotel Group ® Marriott®, Novotel®, Radisson®, Sheraton®, Westin® and Wyndham® hotels in Canada, the Caribbean and the United States.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

Corporate Communications
Todd M. Pitcher
858-518-1387
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Source: Superclick, Inc.